Q2 FY2007 Report on Form 10-Q Filed ... Reported Results In-Line with Guidance... $12.5 Million Revenue... Up 10% Year-over-Year... GAAP EPS including non-cash expenses = $0.02 Loss... GAAP EPS excluding non-cash expenses = $0.01 Loss... Acquisition Further Integrated...

Thursday, August 16th, 8:30 pm EDT

Commercial Segment Grows 13%

NEW YORK--(BUSINESS WIRE) - August 16th, 2007-- Zanett Inc. (NASDAQ: ZANE -
News) a leading information technology (IT) consulting firm serving Fortune 500 corporations, mid-market companies, and highly classified government agencies involved in Homeland Defense and Homeland Security, today announced that it has recently filed on time its quarterly report on Form 10-Q for the fiscal quarter ending June 30, 2007 with the Securities and Exchange Commission.

RESULTS IN-LINE WITH REVENUE GUIDANCE

Dennis Harkins, Zanett's CFO said "The results are in, and I am very excited about the results and the high growth. The second quarter was another record for Zanett, with 10% year-over-year growth in services revenue. We further integrated our newest acquisition, the DBA Group of Atlanta, with what we believe to be great success. We are entering the third quarter at an annualized revenue run-rate of more than $50 million."
"Our year over year growth for the six months ended June 30, 2007 overall is 11%, on the commercial side the growth is over 16%. We are at record revenue levels, and the business decisions we are making today, although they are currently costing us, will continue to fuel this growth well into the future."

"We are well-positioned for another year of strong growth from our existing business in 2007."

RECORD QUARTERLY REVENUES

For Q2 FY2007, revenues increased 10% from same period of FY2006. More impressively, revenues from the Commercial Division increased more than 13%. The Company reported $12.5 million in revenue for Q2 of FY2007 versus $11.4 million revenue for Q2 FY2006.

GAAP RESULTS AND POSITIVE CASH EBITDA*

For Q2, total GAAP loss, including non-cash expenses of $316K, amounted to a loss of $561K, or $0.02 per share. Total GAAP earnings, excluding the non-cash expenses of $316K, was a loss of $245K, or $.01 per share.
For Q2, total non-cash expenses came to over $316K, primarily relating to non-cash Stock Based Compensation (SBC) charges for employee stock & options in the amount of $113K, and depreciation & amortization in the amount of $203K.

GAAP earnings with non-cash charges added back totaled $245k of loss, or $0.01 per share.

Cash EBITDA (EBITDA with non-cash expense added back) was a positive 309K for second quarter.

*EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization) is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to nor more meaningful than GAAP earnings. EBITDA measures presented may not be comparable to similarly titled measures presented by other companies. EBITDA is defined as GAAP net income plus all cash and non-cash interest expense, plus all cash and non-cash tax expense, plus all cash and non-cash depreciation expenses, plus all cash and non-cash amortization expenses.

ABOUT ZANETT (www.zanett.com)

Zanett is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Government Solutions and Commercial Solutions.

The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.

The Commercial Solutions segment provides Management Consulting services and delivers custom business solutions that integrate and implement Oracle's full suite of product offerings - Oracle, JD Edwards, PeopleSoft, Seibel, together with associated Oracle Fusion technologies. A wide range of delivery expertise is provided to clients, including Managed Services, Business Intelligence, Web and Portal Development, and Middleware Technologies.
Zanett also provides full infrastructure and application hosting, utilizing both local resources and international resources, remote and onsite DBA support, all on a 24x7 basis.

Zanett currently employs over 232 people nationwide, is headquartered in New York City, and operates out of 9 offices (Atlanta, Boston, Cincinnati, Detroit, Indianapolis, Jacksonville, New York City, Philippines, and Denver). Founded in 2000, Zanett is listed on the NASDAQ Capital Market under the symbol ZANE.

DISCLAIMER AND FORWARD-LOOKING STATEMENTS

(PLEASE READ THE FOLLOWING 3 PARAGRAPHS CAREFULLY)

Certain statements in this news release regarding projected results of operations or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett currently is considering, but in reality may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

Circumstances do change, and if and when the landscape changes, Zanett shall endeavor to remain as flexible as possible, and adjust its strategy accordingly. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The abovementioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarter ended June 30th 2007 and March 31st 2007.

Neither Zanett, Inc. nor Zanett Oracle Solutions is a part of, a division of, nor a subsidiary of, nor in any other manner connected with, Oracle Corporation, and no implication is made what-so-ever to suggest as such.

Contact:
Anthony Billings-Jones
Zanett Inc
212-583-0300
Source: Zanett, Inc.